Exhibit 99.1

Press Release
www.shire.com

Director/PDMR Shareholding

February 23, 2009 - Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company, announces that on February 20, 2009 the following Persons Discharging Managerial Responsibility (“PDMRs”) were granted awards under the Shire Portfolio Share Plan (the “Plan”).

Awards of Stock Settled Appreciation Rights (“SARs”) under Part A of the Plan

Name of PDMR	Type of Security	No of Ordinary Shares or ADSs	Exercise price
Angus Russell (Executive Director)*	Ordinary Shares	295,580	£8.83
Graham Hetherington (Executive Director)*	Ordinary Shares	100,000	£8.83
Tatjana May	Ordinary Shares	40,000	£8.83
Joseph Rus	Ordinary Shares	30,000	£8.83
Michael Cola	ADSs	20,000	$38.63
Sylvie Gregoire	ADSs	20,000	$38.63
Barbara Deptula	ADSs	12,000	$38.63
Anita Graham	ADSs	12,000	$38.63
*Awards to Executive Directors are subject to performance targets

SARs will normally vest after three years, subject to any performance targets.  Once vested, SARs will be capable of exercise for a period of two years.  No consideration was paid for the grant of the SARs.

Performance Share Awards (“PSA Awards”) under Part B of the Plan

Name of PDMR	Type of Security	No of Ordinary Shares or ADSs	Market value
Angus Russell (Executive Director)*	Ordinary Shares	221,685	£8.83
Graham Hetherington (Executive Director)*	Ordinary Shares	75,000	£8.83
Tatjana May	Ordinary Shares	30,000	£8.83
Joseph Rus	Ordinary Shares	20,000	£8.83
Michael Cola	ADSs	15,000	$38.63
Sylvie Gregoire	ADSs	15,000	$38.63
Barbara Deptula	ADSs	9,000	$38.63
Anita Graham	ADSs	9,000	$38.63
*Awards to Executive Directors are subject to performance targets

The PSA awards will normally vest after three years, subject to any performance targets.  Once vested, sufficient ordinary shares or ADSs will be transferred or allotted to the participant within 30 days.  No consideration was paid for the grant of the PSA awards.

This notification is to satisfy the Company's obligations under 3.1.4(R)(1)(a) of the Disclosure and Transparency Rules.

Tony Guthrie
Deputy Company Secretary

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 617 551 9715

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder (ADHD), human genetic therapies (HGT) and gastrointestinal (GI) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.